1691 Michigan Avenue
Suite 435
Miami, FL 33139
www.dorbiopharma.com

DOR BioPharma Appoints James Clavijo, C.P.A., M.A. Controller, Treasurer and Corporate Secretary

Miami, FL - October 15, 2004, DOR BioPharma, Inc. (AMEX: DOR) (“DOR” or the “Company) announced today the appointment of James Clavijo, C.P.A., M.A. as the Company’s Controller, Treasurer and Corporate Secretary.

Mr. Clavijo brings 15 years of senior financial management experience to DOR, previously holding positions of Corporate Controller and Chief Financial Officer for several public and private companies. Mr. Clavijo was also Finance Manager for Wackenhut Corporation, a Fortune 500 company and the world’s second largest provider of security services. In addition, he served as an active and reserve duty Officer in the U.S. Army from 1983 to 1996. Mr. Clavijo received his bachelor degree in Accounting from the University of Nebraska and his Master in Accounting from Florida International University. Mr. Clavijo is a licensed Certified Public Accountant in the state of Florida.

About DOR BioPharma, Inc.

DOR recently completed enrollment in the pivotal Phase III clinical trial for its lead therapeutic product orBec® (oral beclomethasone dipropionate) for the treatment of intestinal Graft-versus-Host Disease, a severe, life-threatening form of gastrointestinal inflammation. The treatment phase of this 129 patient, placebo-controlled double-blind study completed September 15, with the release of top line efficacy and safety data anticipated in the fourth quarter of 2004. OrBec® for the treatment of GVHD has been designated fast track status by the FDA. Through its BioDefense Division, DOR is currently developing vaccines to protect against exposure to ricin toxin and botulinum toxin for potential U.S. Government procurement pursuant to the recently enacted Project Bioshield Act of 2004. For further information regarding DOR BioPharma, please visit the Company's website located at www.dorbiopharma.com.

This press release contains forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, that reflect DOR BioPharma's current expectations about its future results, performance, prospects and opportunities. Where possible, DOR BioPharma has tried to identify these forward-looking statements by using words such as "anticipates," "believes", "intends", or similar expressions. These statements are subject to a number of risks, uncertainties and other factors that could cause actual events or results in future periods to differ materially from what is expressed in, or implied by, these statements. DOR BioPharma cannot assure you that it will be able to successfully develop or commercialize products based on its technology, particularly in light of the significant uncertainty inherent in developing vaccines against bioterror threats, manufacturing and conducting preclinical and clinical trials of vaccines, and obtaining regulatory approvals, that its technologies will prove to be safe and effective, that its cash expenditures will not exceed projected levels, that it will be able to obtain future financing or funds when needed, that, product development and commercialization efforts will not be reduced or discontinued due to difficulties or delays in clinical trials or due to lack of progress or positive results from research and development efforts, that it will be able to successfully enter into profitable biodefense contracts with the U.S. Government and other countries ,that it will be able to patent, register or protect its technology from challenge and products from competition or maintain or expand its license agreements with its current licensors, or that its business strategy will be successful. These and other factors are described from time to time in filings with the Securities and Exchange Commission, including, but not limited to, DOR BioPharma's most recent reports on Form 10-QSB and Form 10-KSB. DOR BioPharma assumes no obligation to update or revise any forward-looking statements as a result of new information, future events, changes in circumstances or for any other reason.

Company Contact:
Keith Thornton
Investor Relations Manager
(305) 534-3383
info@dorbiopharma.com
www.dorbiopharma.com